                                                                    EXHIBIT 99.1

                           OFFER TO PURCHASE FOR CASH

                         ALL OUTSTANDING COMMON SHARES
            (INCLUDING THE ASSOCIATED COMMON SHARE PURCHASE RIGHTS)
                                       OF

                                  MEDEX, INC.
                                       AT

                          $23.50 NET PER SHARE IN CASH
                                       BY

                                   FCY, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                                 FURON COMPANY
--------------------------------------------------------------------------------

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
    NEW YORK CITY TIME, ON DECEMBER 16, 1996, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY
 TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF
  SHARES WHICH CONSTITUTES AT LEAST 3,729,961 SHARES, REPRESENTING 60% OF THE
    OUTSTANDING SHARES AT NOVEMBER 12, 1996 (THE "MINIMUM CONDITION"), (2) THE EXPIRATION OF ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO
     ANTITRUST IMPROVEMENTS ACT OF 1976 APPLICABLE TO THE PURCHASE OF
     SHARES PURSUANT TO THE OFFER AND (3) EITHER THE ACQUISITION OF
       SHARES PURSUANT TO THE OFFER BEING AUTHORIZED BY THE SHAREHOLDERS
       OF THE COMPANY PURSUANT TO THE OHIO CONTROL SHARE ACQUISITION LAW
        OR FURON BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THE
        OHIO CONTROL SHARE ACQUISITION LAW IS INVALID OR INAPPLICABLE
         TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER. SEE
         SECTION 14.
                            ------------------------

THE BOARD OF DIRECTORS OF MEDEX, INC. HAS UNANIMOUSLY APPROVED THE OFFER, THE
   MERGER AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER
      AGREEMENT, HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER, THE
        MERGER AGREEMENT AND THE MERGER IS FAIR TO AND IN THE BEST
         INTERESTS OF THE SHAREHOLDERS OF MEDEX, INC. AND UNANIMOUSLY
            RECOMMENDS THAT SUCH SHAREHOLDERS ACCEPT THE OFFER AND
              TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

                                   IMPORTANT

     Any Shareholder desiring to tender all or any portion of such Shareholder's Shares (each as defined herein) should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) representing tendered Shares and any other required documents to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such Shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Shareholder. A Shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such Shareholder desires to tender such Shares.

     A Shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials, may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Shareholders may also contact brokers, dealers, commercial banks and trust companies for assistance concerning the Offer.
                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                           DEAN WITTER REYNOLDS INC.
November 15, 1996

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
INTRODUCTION..........................................................................    1
THE TENDER OFFER......................................................................    4
      1.  Terms of the Offer; Expiration Date.........................................    4
      2.  Acceptance for Payment and Payment..........................................    5
      3.  Procedures for Tendering Shares.............................................    6
      4.  Withdrawal Rights...........................................................    8
      5.  Certain Federal Income Tax Consequences.....................................    9
      6.  Price Range of Shares; Dividends............................................    9
      7.  Certain Information Concerning the Company..................................   10
      8.  Certain Information Concerning Purchaser and Furon..........................   11
      9.  Financing of the Offer and the Merger.......................................   12
     10.  Background of the Offer, Contacts with the Company; The Merger Agreement;
          Related Agreements..........................................................   13
     11.  Purpose of the Offer and the Merger; Plans for the Company; Other Matters...   22
     12.  Dividends and Distributions.................................................   23
     13.  Effect of the Offer on the Market for the Shares; Nasdaq Quotation; Exchange
          Act Registration; Margin Regulations........................................   24
     14.  Certain Conditions of the Offer.............................................   25
     15.  Certain Legal Matters and Regulatory Approvals..............................   26
     16.  Fees and Expenses...........................................................   31
     17.  Miscellaneous...............................................................   31
Schedule I -- Directors and Executive Officers of Furon and Purchaser.................  I-1

To the Shareholders of Medex, Inc.:

                                  INTRODUCTION

     FCY, Inc., an Ohio corporation ("Purchaser") and wholly owned subsidiary of Furon Company, a California corporation ("Furon"), hereby offers to purchase all outstanding common shares, par value $.01 per share ("Shares"), of Medex, Inc., an Ohio corporation (the "Company"), including the associated share purchase rights (the "Rights") issued under the Rights Agreement, dated as of October 12, 1996 and as amended, between the Company and Huntington National Bank, as rights agent (the "Rights Agreement"), at a price of $23.50 per Share (and associated Right), net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as extended or amended from time to time, together constitute the "Offer").

     Shareholders of the Company ("Shareholders") tendering Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser or Furon will pay all charges and expenses of Dean Witter Reynolds Inc., as Dealer Manager (in such capacity, the "Dealer Manager"), The Bank of New York, as Depositary (the "Depositary"), and MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See
Section 16.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH CONSTITUTES AT LEAST 3,729,961 SHARES, REPRESENTING 60% OF THE OUTSTANDING SHARES AT NOVEMBER 12, 1996 (THE "MINIMUM CONDITION"), (2) THE EXPIRATION OF ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER AND (3) EITHER THE ACQUISITION OF SHARES PURSUANT TO THE OFFER BEING AUTHORIZED BY THE SHAREHOLDERS OF THE COMPANY PURSUANT TO THE OHIO CONTROL SHARE ACQUISITION LAW OR THE PURCHASER BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THE OHIO CONTROL SHARE ACQUISITION LAW IS INVALID OR INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER. SEE SECTION 14.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS") HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER, THE MERGER AGREEMENT AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Reference is made to the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to Shareholders herewith. Shareholders are urged to read the Schedule 14D-9 in its entirety for a description of the assumptions made, factors considered and procedures followed by the Board of Directors in making the approval, determination and recommendation set forth above.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 12, 1996 (the "Merger Agreement"), among Furon, Purchaser and the Company. The Merger Agreement provides, among other things, that promptly following the purchase of Shares pursuant to the Offer (but no earlier than January 2, 1997) and subject to the terms and conditions of the Merger Agreement, and in accordance with the relevant provisions of the Ohio Revised Code (the "ORC"), Purchaser will be merged with and into the Company (the "Merger"). The Company will continue as the surviving corporation (the "Surviving Corporation") and as a wholly owned subsidiary of Furon following consummation of the Merger. As of the effective time of the Merger (the "Effective Time"), each Share issued and outstanding, together with the Rights (other than Shares held in the treasury of the Company or any affiliates thereof, any Shares owned by

Purchaser or any affiliates thereof, and any Shares held by Shareholders properly exercising appraisal rights pursuant to the ORC) will be cancelled and extinguished and will be converted into and represent the right to receive the Offer Price in cash without interest. See Section 10.

     Certain Conditions to the Offer. The Offer is subject to the fulfillment of a number of conditions including, without limitation, the following:

     Minimum Condition. The Offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration of the Offer at least 3,729,961 Shares, which represent 60% of the outstanding Shares at November 12, 1996. The Company has represented to Purchaser that as of the close of business on November 12, 1996, there were 6,216,601 Shares issued and outstanding, and outstanding options to purchase 1,157,091 Shares (the "Stock Options").

     Control Share Condition. Consummation of the Offer is conditioned upon the acquisition of Shares pursuant to the Offer by the Purchaser being authorized by the Shareholders of the Company pursuant to Section 1701.831 of the ORC (the "Ohio Control Share Acquisition Law") at a special meeting of Shareholders of the Company (the "831 Meeting") duly and validly called and held in accordance with the Ohio Control Share Acquisition Law, or Furon being satisfied, in its reasonable discretion, that the Ohio Control Share Acquisition Law is invalid or inapplicable to the acquisition of Shares pursuant to the Offer (the "Control Share Condition").

     Under the Ohio Control Share Acquisition Law, unless a corporation's articles of incorporation or code of regulations otherwise provide, any "control share acquisition" of an "issuing public corporation" (such as the Company) may be made only with the prior authorization of its shareholders in accordance with the Ohio Control Share Acquisition Law. Neither the Company's Articles of Incorporation ("Articles") nor its Code of Regulations ("Regulations") currently contains a provision by which the Company "opts out" of the Ohio Control Share Acquisition Law.

     A "control share acquisition" is the acquisition, directly or indirectly, by any person of shares that would entitle such person to exercise or direct the exercise of 20% or more of the voting power in the election of directors ("Control Share Acquisition"). A Control Share Acquisition must be approved in advance (i) by the holders of at least a majority of the voting power of the corporation in the election of directors represented at the 831 Meeting at which a quorum is present and (ii) by the holders of a majority of such voting power excluding the voting shares owned by the acquiring person and certain other "Interested Shares" (as defined in Section 15). The Ohio Control Share Acquisition Law provides that a quorum shall be deemed to be present at the 831 Meeting if at least a majority of the Shares, and a majority of the Shares excluding those that are "Interested Shares," are represented at such meeting in person or by proxy.

     Under the Ohio Control Share Acquisition Law, the Company must call the 831 Meeting to consider the authorization of an acquisition of Shares covered by the Ohio Control Share Acquisition Law no later than 10 days, and it must be held no later than 50 days, following its receipt of an "acquiring person statement" from the acquiring person. However, the acquiring person may request, at the time of delivery of the acquiring person statement, that the 831 Meeting not be held sooner than 30 days after receipt by the Company of the statement.

     Without waiving their right to challenge the validity of all or any part of the Ohio Control Share Acquisition Law or to seek an amendment to the Company's Articles or Regulations opting out of the Ohio Control Share Acquisition Law, and reserving their right to take actions inconsistent with the applicability of the Ohio Control Share Acquisition Law, Furon and the Purchaser delivered to the Company on November 12, 1996 an acquiring person statement relating to the Offer. Pursuant to the Ohio Control Share Acquisition Law, the Board of Directors has, with the concurrence of Furon and Purchaser, set Friday, December 13, 1996, as the date of the 831 Meeting.

     The Board of Directors will recommend that Shareholders approve the proposed acquisition of the Shares at the 831 Meeting, unless (i) the Board of Directors is advised by counsel that such recommendation would be inconsistent with their fiduciary duties as directors or (ii) the Merger Agreement is terminated. The Company is causing proxy materials with respect to the 831 Meeting to be prepared, filed with the Securities and Exchange Commission (the "Commission") and distributed to the Company's shareholders in accor-dance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will solicit proxies to be voted at the 831 Meeting. In advance of the 831 Meeting, the Board of Directors will appoint an inspector of election to act at such meeting and will request the inspector to use methods for identifying Interested Shares (as defined in Section 1701.01(CC)(2) of the ORC) mutually agreed upon by the Company and Furon in performing the inspector's duties pursuant to Section 1701.50(C) and Section 1701.831(E)(1) of the ORC.

     Certain other conditions to the Offer are described in Section 14. The Offer is not conditioned on the receipt of financing.

     Certain Conditions to the Merger. The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the purchase of Shares in the Offer and, if necessary, the adoption of the Merger Agreement by the requisite vote of Shareholders. See Section 10. The Board of Directors has taken certain actions which have rendered inapplicable the provisions of Chapter 1704 of the ORC concerning certain business combinations and transactions with interested Shareholders to the Offer and the Merger. The Board of Directors has also taken all necessary action under the Rights Agreement so that (i) the Rights will not be exercisable, distributable, separately tradeable or be otherwise affected by the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (ii) none of Furon, Purchaser and its or their affiliates will be deemed to be an "Acquiring Person" for purposes of the Rights Agreement and (iii) the Offer, the Merger and the other transactions contemplated by the Merger Agreement will not constitute a "Triggering Event" for purposes thereof. Further, the Board of Directors has taken action which makes certain supermajority voting provisions of the Articles inapplicable to the Merger.

     Pursuant to the terms of the Articles, the Merger Agreement must be approved and adopted by the affirmative vote of the holders of a majority of the outstanding Shares. The Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short form merger provisions of the ORC as described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the issued and outstanding Shares. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the adoption of the Merger Agreement without the affirmative vote of any other Shareholder.

     In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of the Shareholders as promptly as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement, if such action is required by the ORC. See
Section 10 for a more complete description of the Merger Agreement.

     Under the ORC, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser will be able to effect the Merger without a vote of the Shareholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Shareholders is required under the ORC, a significantly longer period of time would be required to effect the Merger. Unless Purchaser owns 90% or more of the Shares, Furon and Purchaser will not be obligated to effect the Merger if, among other reasons, there is any change (or any development involving a prospective change) in the business, financial condition or results of operations of the Company or any of its subsidiaries that has had or is reasonably expected to have a material adverse effect upon the Company and its subsidiaries taken as a whole. See Section 10.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares which are validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, December 16, 1996. At the Company's request, Purchaser will, and Furon will cause Purchaser to, extend the expiration date of the Offer from time to time for up to an aggregate of an additional 10 business days if the Minimum Condition is not fulfilled prior to the original Expiration Date. Furon may at any time, at its sole discretion, increase the price per share payable in the Offer or extend the Offer.

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, the expiration or earlier termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"), and the Control Share Condition. See Section 14 which sets forth in full the conditions to the Offer. If any condition to Furon's and Purchaser's obligation to purchase Shares under the Offer is not satisfied at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment thereof, Furon or Purchaser will not be required to accept for payment or to pay for any Shares not theretofore accepted for payment or paid for, and, in its good faith discretion, may terminate or amend the Offer and may postpone the acceptance for payment of Shares pursuant thereto.

     Subject to the applicable rules and regulations of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, regardless of whether any of the events set forth in Section 14 shall have occurred or shall have been determined by Purchaser to have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary, and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by Purchaser in this paragraph are in addition to Purchaser's rights to terminate the Offer described in Section 14. Under no circumstances will interest be paid on the purchase price for tendered Shares, even if Purchaser exercises its rights to extend the Offer.

     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to Shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

     If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering Shareholders are entitled to withdrawal rights as described in Section 4. The ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is, however, limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the bidder's offer.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer in the manner and to the extent required by Rules 14d-4(c), 14d-6(d), 14e-l(b) and 14e-1 (d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period is required to allow for adequate dissemination to Shareholders and investor response. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought or to alter the consideration being offered in the Offer, such decrease in the number of Shares being sought or alteration in the consideration being offered will be applicable to all Shareholders whose Shares are accepted for payment pursuant to the Offer.

     The Company has agreed to provide Purchaser with mailing labels containing the names and addresses of the record holders of Shares and lists of securities positions of Shares held in stock depositories for the purpose of disseminating the Offer to Shareholders. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT

     Pursuant to the terms of, and subject to the prior satisfaction or waiver of the conditions of, the Offer (as it may be extended or amended), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date as promptly as practicable following such Expiration Date. Subject to applicable rules of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law, including the HSR Act. See Sections 14 and 15.

     Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer). In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates"), or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares, if such procedure is available, into the Depositary's account at The Depositary Trust Company or the Philadelphia Depositary Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if, and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering Shareholders for the purpose of receiving payment from Purchaser and transmitting payment to such Shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering Shareholders, Purchaser's obligation to make such payment will be satisfied and tendering Shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense to the tendering Shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, Purchaser increases the consideration offered to tendering Shareholders pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     Purchaser reserves the right to transfer or assign, in whole at any time, or in part from time to time, to Furon or to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering Shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR TENDERING SHARES

     Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Offer, either (i) the Letter of Transmittal or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either the Share Certificates evidencing tendered Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering Shareholder must comply with the guaranteed delivery procedures described below.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. ("NASD") or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered Shareholder who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate is not accepted for payment or is not tendered and is to be returned to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a Shareholder desires to tender Shares pursuant to the Offer and such Shareholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

          (iii) the Share Certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry delivery, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the NASDAQ National Market System (the "NASDAQ National Market") operated by the NASD is open for business.

     Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) (or, in the case of a book-entry delivery, an Agent's Message) and
(iii) any other documents required by the Letter of Transmittal.

     Backup Federal Withholding Tax. To prevent backup federal income tax withholding with respect to payment of the purchase price of Shares purchased pursuant to the Offer, each such Shareholder must provide the Depositary with such Shareholder's correct taxpayer identification number and certify that such Shareholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Foreign Shareholders must submit a completed Form W-8 to avoid 31% backup withholding. This form may be obtained from the Depositary. See Instruction 8 of the Letter of Transmittal.

     Appointment as Proxy; Distributions. By executing a Letter of Transmittal as set forth above, a tendering Shareholder irrevocably appoints designees of Purchaser as such Shareholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Shareholder's rights with respect to the Shares tendered by such Shareholder and accepted for payment by Purchaser (and any and all non-cash dividends, distributions, rights, other Shares, or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when, and only to the extent that, Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such Shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such Shareholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of Shareholders, by written consent or otherwise, and in order for Shares or other securities to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares Purchaser must be able to exercise full voting rights with respect to such Shares and other securities.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares might, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular Shareholder, whether or not similar defects or irregularities are waived in the case of other Shareholders. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Furon, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     Binding Agreement. Purchaser's acceptance for payment of Shares validly tendered pursuant to the Offer will constitute a binding agreement between the tendering Shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 14, 1997, or at such later time as may apply if the Offer is extended.

     If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Furon, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the principal United States federal income tax consequences of the Offer and the Merger to Shareholders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash as a result of the Merger, including pursuant to the exercise of perfected appraisal rights under the OCR. The discussion applies only to Shareholders in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to Shareholders who are in special tax situations (such as insurance companies, tax-exempt organizations or dealers in securities). This discussion does not discuss the federal income tax consequences to a Shareholder who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH SHAREHOLDER SHOULD CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH SHAREHOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH SHAREHOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a Shareholder will recognize gain or loss equal to the difference between his or her adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if the Shares were held for more than one year on the date of sale (in the case of the Offer) or the Effective Time of the Merger (in the case of the Merger). The receipt of cash for Shares pursuant to the exercise of appraisal rights will generally be taxed in the same manner as described above. Long-term capital gain of individuals currently is taxed at a maximum rate of 28%.

6.  PRICE RANGE OF SHARES; DIVIDENDS

     The Shares are listed and traded on the NASDAQ National Market and quoted under the symbol "MDEX." The following table sets forth, for the fiscal quarters indicated, the range of high and low closing prices per Share on (and as reported by) the NASDAQ National Market:

                                                                           MARKET PRICE
                                                                         -----------------
                                                                          HIGH       LOW
                                                                         ------     ------
    FISCAL YEAR ENDED JUNE 30, 1995:
      First Quarter....................................................  $14.25     $11.25
      Second Quarter...................................................   17.25      12.50
      Third Quarter....................................................   13.75      10.00
      Fourth Quarter...................................................   12.75       9.75
    FISCAL YEAR ENDED JUNE 30, 1996:
      First Quarter....................................................  $12.75     $ 9.75
      Second Quarter...................................................   11.50      10.25
      Third Quarter....................................................   12.50      10.75
      Fourth Quarter...................................................   14.25      11.50
    FISCAL YEAR ENDED JUNE 30, 1997:
      First Quarter....................................................  $15.63     $11.00
      Second Quarter (through November 12, 1996).......................   15.38      14.09

     On November 12, 1996, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share on the Nasdaq National Market was $15.25, and the closing bid price per Share on such market was $15.00. On November 14, 1996, the last full trading day prior to the commencement of the Offer, the closing price per Share on the Nasdaq National Market was $23.13, and the closing bid price per Share on such market was $23.00. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     Pursuant to the Merger Agreement, the Company has agreed not to declare or pay any dividends prior to the consummation of the Merger.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY

     General. The Company is an Ohio corporation and its principal executive offices are located at 3637 Lacon Road, Hilliard, Ohio 43026; telephone: (614) 876-2413. According to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 (the "Company 10-K"), the Company designs, manufactures, assembles and markets a broad range of health care products for the diagnosis and treatment of patients receiving care in hospitals, alternative health care facilities and the home health care environment. The Company operates in one principal industry segment providing critical care accessories and infusion systems for medical and surgical applications.

     PROJECTED FINANCIAL INFORMATION. IN THE COURSE OF DISCUSSIONS BETWEEN FURON'S AND THE COMPANY'S REPRESENTATIVES AND FURON'S DUE DILIGENCE REGARDING THE COMPANY (SEE SECTION 10), THE COMPANY PROVIDED FURON WITH ITS FINANCIAL AND CAPITAL BUDGETS FOR FISCAL 1997 AND WITH ITS MARCH 1996 STRATEGIC PLAN PROPOSAL FOR THE 1996 THROUGH 2001 FISCAL YEARS. THIS FORWARD LOOKING INFORMATION WAS NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS. THE INFORMATION WAS NOT PREPARED WITH THE ASSISTANCE OF, OR REVIEWED BY, INDEPENDENT ACCOUNTANTS, AND IS INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE IT WAS PROVIDED TO FURON. NEITHER FURON, PURCHASER, THE COMPANY, THE DEALER MANAGER NOR THE INFORMATION AGENT ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THIS FORWARD LOOKING INFORMATION. THE MARCH 1996 STRATEGIC PLAN PROPOSAL SETS FORTH BEST, MIDDLE AND WORST CASE SCENARIOS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THIS INFORMATION IS BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE COMPANY'S BUSINESS AND OTHER MATTERS THAT MIGHT NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. CONSEQUENTLY, THIS FORWARD LOOKING INFORMATION IS INHERENTLY IMPRECISE, AND THERE CAN BE NO ASSURANCE THAT THE INDICATED RESULTS WILL BE REALIZED. ALSO, IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND FORECASTED RESULTS, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE INDICATED. SET FORTH IN THE TABLE BELOW IS CERTAIN SELECTED "BEST CASE" FORWARD LOOKING INFORMATION WITH RESPECT TO THE COMPANY AND ITS SUBSIDIARIES INCLUDED IN THE COMPANY'S MARCH 1996 STRATEGIC PLAN PROPOSAL. THE INCLUSION OF THIS FORWARD LOOKING INFORMATION SHOULD NOT BE REGARDED AS FACT OR AS AN INDICATION THAT FURON, PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE ADVISORS OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION CONSIDERS IT AS AN ACCURATE PREDICTION OF FUTURE EVENTS AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. NONE OF FURON, PURCHASER, THE COMPANY, THE DEALER MANAGER AND THE INFORMATION AGENT ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF SUCH FORWARD LOOKING INFORMATION AND THE COMPANY HAS MADE NO REPRESENTATIONS TO FURON AND PURCHASER REGARDING SUCH FORWARD LOOKING INFORMATION.

                                  MEDEX, INC.

                      SELECTED FORWARD LOOKING INFORMATION
                                 (IN THOUSANDS)

                                                       FISCAL YEAR ENDING JUNE 30
                                     ---------------------------------------------------------------
                                       1996       1997       1998       1999       2000       2001
                                     --------   --------   --------   --------   --------   --------
Net Sales..........................  $100,073   $104,187   $117,659   $140,384   $155,725   $165,719
Income Before Income Taxes.........     1,677      8,043     10,037     17,290     23,000     24,997

     According to its Annual Report on Form 10-K, the Company's actual net sales and income before income taxes were $99,297,459 and $1,792,866, respectively, for the fiscal year ended June 30, 1996. The Company's capital budget for fiscal 1997 indicates net sales and income before income taxes of $106,047,000 and $8,868,000, respectively.

     Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to Shareholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains these materials, the address of which is http://www.sec.gov. The materials should also be available for inspection at the offices of the NASD located at 1735 K Street, N.W., Washington, D.C. 20006.

     Except as otherwise noted in this Offer to Purchase, all the information with respect to the Company and its affiliates set forth in this Offer to Purchase has been derived from publicly available information. Although neither Furon nor Purchaser has any knowledge that any such information is untrue, neither Furon nor Purchaser takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and that may affect the significance or accuracy of any such information.

8.  CERTAIN INFORMATION CONCERNING PURCHASER AND FURON

  PURCHASER

     Purchaser is a recently incorporated Ohio corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with its formation and capitalization and the transactions contemplated by the Offer and the Merger. All the outstanding capital stock of Purchaser is owned directly by Furon, 29982 Ivy Glenn Drive, Laguna Niguel, California 92677.

  FURON

     Furon is a California corporation that designs, develops and manufactures highly engineered components made primarily from specifically formulated high performance polymer materials. Most of Furon's products are designed and engineered to meet specific requirements of customers in the industrial process, transportation, industrial equipment, electronics and healthcare industries. The address of Furon's principal office is 29982 Ivy Glenn Drive, Laguna Niguel, California 92677; Telephone (714) 831-5350.

     Furon's common stock, without par value, has traded on the New York Stock Exchange under the trading symbol "FCY" since March 8, 1995. Previously, it traded on the NASDAQ National Market under the trading symbol "FCBN." As of November 6, 1996, Furon had approximately 1,100 holders of record of its Common Stock.

     The name, citizenship, business address, present principal occupation or employment and five-year employment history for each of the directors and executive officers of Furon are set forth in Schedule I hereto.

     Financial Information. Furon's audited financial statements as of February 3, 1996 and January 28, 1995 and for each of the three years in the period ended February 3, 1996, as set forth on pages 14-37 of Furon's Annual Report on Form 10-K for the fiscal year ended February 3, 1996, is incorporated herein by reference. The unaudited financial statements as set forth on pages 3-10 of Furon's Report on Form 10-Q for the quarter ended August 3, 1996 is incorporated herein by reference.

     Available Information. Furon is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to filed reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Furon's directors and officers, their remuneration, the principal holders of Furon's securities and any material interest of such persons in transactions with Furon is required to be disclosed in proxy statements distributed to Furon's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission, and copies thereof should be obtainable from the Commission, in the same manner as set forth with respect to information concerning the Company in
Section 7.

  OTHER INFORMATION

     Except as set forth in this Offer to Purchase, neither Purchaser nor Furon nor, to the best knowledge of Purchaser and Furon, any of the persons listed in
Schedule I hereto, or any associate or majority-owned-subsidiary of such persons, beneficially owns or has a right to acquire any equity security of the Company, and neither Purchaser nor Furon nor, to the best knowledge of Purchaser and Furon, any of the other entities or persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as provided in the Merger Agreement and as otherwise set forth in this Offer to Purchase, neither Purchaser nor Furon nor, to the best knowledge of Purchaser and Furon, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither Purchaser nor Furon nor, to the best knowledge of Purchaser and Furon, any of the persons listed in Schedule I hereto, has had, since July 1, 1993, any business relationships or transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under applicable rules of the Commission.

     Except as set forth in this Offer to Purchase, there have been, since July 1, 1993, no contacts, negotiations or transactions between either Purchaser or Furon or any subsidiary thereof, or, to the best knowledge of Purchaser and Furon, between any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets.

9.  FINANCING OF THE OFFER AND THE MERGER

     The Offer is not subject to any financing condition. The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $159 million and is expected to be obtained pursuant to borrowings under the Credit Agreement described below.

     Under a Credit Agreement, dated as of November 12, 1996 (the "Credit Agreement"), by and among Furon, the lenders party thereto (the "Lenders") and The Bank of New York ("BNY"), as Swing Line Lender and as Administrative Agent, Furon may borrow up to an aggregate principal amount not to exceed $200,000,000 (the "Facility") (such amount subject to increase to $250,000,000 in aggregate principal amount upon request of Furon and the agreement of lenders to provide such additional amounts).

     Amounts borrowed under the Credit Agreement will mature November 12, 2001 and may be prepaid by Furon at any time in whole, or from time to time in part. Borrowings under the Credit Agreement will bear interest, at Furon's option, at a rate per annum equal to either: (i) the greater of (a) BNY's prime commercial lending rate as publicly announced to be in effect from time to time and (b)
 1/2% plus the federal funds rate (as
published by the Federal Reserve Bank of New York); or (ii) LIBOR (adjusted for reserves) plus an applicable margin determined on the basis of Furon's leverage ratio for interest periods of 1, 2, 3 or 6 months or (iii) with respect to swing line loans a rate negotiated between BNY and Furon. Any amounts not paid when due bear interest at the rate otherwise applicable plus two percent.

     The Credit Agreement provides for the payment of a commitment fee of a certain rate per annum based on Furon's leverage ratio on the average daily unused amount of the Facility, payable to BNY as Administrative Agent, for the pro rata account of the Lenders, quarterly in arrears and on maturity or termination. The Credit Agreement also contains representations and warranties, covenants, conditions to borrowing and events of default customary for a facility of this type.

     The repayment of amounts borrowed pursuant to the Credit Agreement is expected to be made through the application of general corporate funds (including funds generated by the operations of the Company), new medium and long-term borrowings by Furon or Furon's subsidiaries or any of the foregoing, and through the use of financial instruments available in international markets. Furon's management may propose to its board of directors that a part of the of the Credit Agreement be refinanced through the issuance of new shares of Furon capital stock or unsecured debt.

     The foregoing description of the Credit Agreement is qualified in its entirety by reference to the text thereof, a copy of which has been filed as an exhibit to the Schedule 14D-1 and which may be obtained in the manner described in Section 7 (except that it will not be available at the regional offices of the Commission).

10. BACKGROUND OF THE OFFER, CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT; RELATED AGREEMENTS

  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

     On February 8, 1996, J. Michael Hagan, Chairman of Furon's Board, had a conversation with Bradley P. Gould, the Company's Chief Executive Officer, at a Medical Device and Manufacturing Show in Anaheim, California. They discussed the potential benefits of utilizing Furon's materials technology in the Company's product development. They did not discuss the possibility of an acquisition or merger transaction involving the companies. Mr. Hagan followed up with a February 12 letter to Mr. Gould suggesting a meeting of Furon's Vice President of Technology, William Herbert, and its healthcare consultant, Dominick Arena, with the Company's technology and marketing leaders.

     On March 14, Mr. Arena met with Mr. Gould at the Company's headquarters in Hilliard, Ohio. During this meeting, Mr. Arena raised the possibility of a more significant relationship than a technology business partnership. Mr. Arena and Mr. Gould met again on April 2 at the Company's headquarters. At this meeting, Mr. Arena specifically indicated Furon's desire to acquire the Company.

     On April 16, Mr. Hagan and Mr. C. Craig Waldbillig, the Company's Chairman of the Board, discussed by telephone the possibility of combining Furon and the Company. Later that day, Mr. Hagan wrote to Mr. Waldbillig describing the benefits of combining the two companies.

     On May 9, Mr. Hagan and Mr. Arena met with Mr. Gould and Mr. Waldbillig at the Company's headquarters. They discussed a business combination and Mr. Waldbillig indicated he would raise the matter with the Company's Board.

     On May 16, Mr. Gould telephoned Mr. Hagan to inform him that the Company's Board had decided to defer acquisition discussions for a six-month period to allow the Company to pursue its turnaround program.

     On June 10, Mr. Hagan sent a letter to Mr. Gould to express Furon's continuing interest and, in July, telephoned Mr. Gould to inquire as to the Company's status.

     On August 29, Mr. Arena met with Mr. Gould at the Company's headquarters to discuss Furon's continuing interest in acquiring the Company. Mr. Gould advised Mr. Arena that Furon might be contacted shortly by the Company's financial advisor, Smith Barney Inc. ("Smith Barney"), even though the Company's self-imposed six-month moratorium on entertaining acquisition discussions had not run.

     A representative of Smith Barney contacted Mr. Hagan during the week of September 10 to inquire as to Furon's interest in the Company. On September 17, Furon executed a confidentiality agreement with the Company. On September 19, a representative of Smith Barney informed Mr. Hagan that the Company had received an unsolicited offer, had decided to provide Furon and other interested parties with the same information regarding the Company as had been provided to the unidentified bidder, and had requested that Furon and such other parties submit written proposals for the Board's consideration. Mr. Hagan was further informed that Furon should bid at least $20 per share to receive serious consideration. Furon did not engage in negotiations relating to price at that time.

     On September 24, Mr. Hagan sent a letter setting forth Furon's preliminary proposal. On October 1, a representative of Smith Barney informed Mr. Hagan that the Company had received several proposals within the same price range and that the Company would make Mr. Gould and Michael Barilla, the Company's Chief Financial Officer, available to respond to questions concerning the Company. The Smith Barney representative further informed Mr. Hagan that Furon should make a bid with a specific price proposal. Over the next several days, an agenda for a due diligence session with Mr. Gould and Mr. Barilla was scheduled and Furon received a copy of the Company's financial budget for 1997.

     On October 8, Mr. Arena, Allan Ruchman, from Dean Witter Reynolds Inc., and other Furon representatives met with Mr. Gould and Mr. Barilla in Columbus, Ohio to conduct due diligence. During the next several weeks, representatives of the Company responded to certain inquiries Furon made regarding the Company's business. In mid-October, a form of merger agreement prepared by the Company's legal counsel was furnished to Furon. On October 25, 1996, Furon submitted a formal offer to the Company, together with a mark-up of the Company's form of merger agreement. On October 26, Furon responded to requests to clarify its offer and that evening was informed that the Company's Board of Directors had decided to pursue Furon's offer.

     From October 29 through November 9, Furon's representatives travelled to the Company's offices and facilities in Ohio, Georgia, the United Kingdom and Europe to conduct due diligence. In addition, during this same period, Furon's and the Company's representatives had numerous telephone conferences and correspondence to negotiate the terms of a definitive agreement. On Monday, November 11, Furon's Board of Directors met to consider and approve the Merger Agreement. On Tuesday, November 12, the Company's Board of Directors met to consider and approve the Merger Agreement. Furon and the Company executed the Merger Agreement on Tuesday, November 12 and issued a joint press release the morning of Wednesday, November 13. On Friday, November 15, Purchaser commenced a tender offer to purchase all of the Shares.

  THE MERGER AGREEMENT

     The following is a summary of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1 filed by Purchaser and Furon with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement.

     The Offer. Pursuant to the Merger Agreement, at the earliest practicable date, the Company will hold the 831 Meeting of its shareholders for the purpose of considering a Control Share Acquisition as required by Section 1701.831 of the ORC. At the 831 Meeting, the Company's Board of Directors will recommend that its Shareholders approve the Control Share Acquisition.

     The Company has represented that its Board of Directors has, among other things, unanimously (i) approved the Merger Agreement, the Offer and the Merger,
(ii) determined that each of the Offer, the Merger Agreement and the Merger is fair to and in the best interests of the Company's Shareholders, (iii) recommended that its Shareholders adopt the Merger Agreement, if a vote is necessary, and (iv) recommended that its Shareholders tender the Shares. The Company has agreed to file with the Commission, concurrently with the commencement of the Offer and mail to the holders of Shares the Schedule 14D-9. In addition, the Company has agreed to furnish Furon with mailing labels containing the names and addresses of the record holders of the Shares to assist the Purchaser in communicating the Offer to the Shareholders.

     Conditions to the Offer. Notwithstanding any other term of the Offer or the Merger Agreement, Furon and Purchaser will not be required to accept for payment or to pay for any Shares tendered pursuant to the

Offer, and, in their good faith discretion, may terminate or amend the Offer, and may postpone the acceptance for payment of Shares pursuant thereto, unless,
(i) there have been validly tendered and not withdrawn prior to the expiration of the Offer at least 3,729,961, Shares (representing 60% of the outstanding Shares at November 12, 1996), and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer has expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Furon and Purchaser will not be required to accept for payment or to pay for any Shares not theretofore accepted for payment or paid for, and, in their good faith discretion, may terminate or amend the Offer and may postpone the acceptance for payment of Shares pursuant thereto if, at any time on or after November 12, 1996 and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

          (a) any statute, rule, regulation or order is proposed, enacted, entered or deemed applicable to the Offer or the Merger (i) making the purchase of, or payment for, some or all of the Shares pursuant to the Offer, or the Merger Agreement illegal, or resulting in a material delay in the ability of Furon or Purchaser to accept for payment or pay for some or all of the Shares, or to consummate the Offer or Merger or seeking to obtain from the Company, Furon or Purchaser any damages or other remedy or relief that would have a material adverse effect on the Company and its subsidiaries taken as a whole, (ii) imposing material limitations on the ability of Furon or Purchaser effectively to acquire or hold or to exercise full rights of ownership of the Shares acquired by it, including the right to vote the Shares purchased by it on all matters properly presented to the shareholders of the Company, (iii) which would require Furon or any direct or indirect subsidiary of Furon to dispose of or hold separate any of the Shares or all or any material portion of the assets or business of the Company and its subsidiaries taken as a whole; or (iv) prohibit or materially limit the ability of Furon or any direct or indirect subsidiary of Furon to own, control or operate the Company, or any of its subsidiaries or all or any material portion of the businesses, operations or assets of the Company and its subsidiaries taken as a whole; or

          (b) any shareholder approval required by Section 1701.831 of the ORC for a Control Share Acquisition by Furon or Purchaser is not obtained, unless the Purchaser determines, in its reasonable discretion, that such
     Section is invalid or inapplicable to the purchase of Shares pursuant to the Offer; or

          (c) any governmental or regulatory action or proceeding by or before any court, government or governmental or regulatory authority, domestic or foreign, shall be threatened, instituted or pending, or any action or proceeding by any other person, domestic or foreign, is instituted or pending, which would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

          (d) the Company has not complied in all material respects with its agreements and covenants in the Merger Agreement, or its representations and warranties in the Merger Agreement, when made or at and as of any time thereafter, are untrue or incomplete in any material respect or Furon becomes aware of any previously undisclosed liability that has a material adverse effect on the Company and its subsidiaries taken as a whole; or

          (e) an offer is publicly proposed to be made or has been made on or after the date of this Offer to Purchase by another person or by a "group" of persons as defined in Section 13(d)(3) of the Exchange Act, individually or in the aggregate, to purchase or exchange for cash or other consideration 20% or more of the Shares, or 20% or more of the Shares have been or are proposed to be acquired by another person or by a group of persons or another person or group of persons enters into a definitive agreement or an agreement in principle with the Company with respect to a merger, consolidation or other business combination transaction with, or an acquisition of a material portion of the assets of, the Company or its subsidiaries; or

          (f) any change (or any development involving a prospective change) occurs in the business, financial condition or results of operations of the Company or any of its subsidiaries that has had or is reasonably expected to have a material adverse effect upon the Company and its subsidiaries as a whole (including changes in conditions, such as economic or political developments, applicable to the business of the Company and its subsidiaries as set forth in the Company's strategic business plan or applicable to the medical device manufacturing and distributing business currently conducted by the Company); or

          (g) there occurs (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,
     (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States,
     (iv) any limitation by any governmental authority on, or any other event which, in the sole judgment of the Purchaser, affects the extension of credit by banks or other financial institutions, (v) a material adverse change in the United States exchange rates or a suspension of, or limitation on, the markets therefor, (vi) a decrease of more than 25% in the Dow Jones Industrial Average, or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (h) the Merger Agreement is terminated or amended to provide for the amendment or termination of the Offer;

which, in the good faith discretion of Furon, in any such case regardless of the circumstances (including any action or omission by the Purchaser) giving rise to any such conditions, makes it inadvisable to proceed with such acceptance for payment or payment or makes it advisable to terminate or amend the Offer.

     The foregoing conditions are for the sole benefit of Furon and Purchaser and may be asserted by Furon and Purchaser regardless of the circumstances giving rise to any such conditions or may be waived by Furon or Purchaser in whole or in part, at any time and from time to time in their sole discretion. The failure by Furon or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each right will be deemed an on-going right which may be asserted at any time and from time to time. Any determination by Furon or Purchaser concerning any events described in the above conditions will be final and binding on all parties.

     The Merger. Pursuant to the Merger Agreement, Purchaser will be merged with and into the Company thereby making the Company (the "Surviving Corporation") a wholly owned subsidiary of Furon (the "Merger"). If 90% or more of the Shares are tendered, the Merger may be effected by way of a short-form merger which will not require a vote of the Company's shareholders. If less than 90% of the Shares are tendered, the Merger must be effected by way of a merger which will require a vote of the Shareholders. Each of the Shares, together with each associated Right, will be converted into the right to receive the Offer Price. Any Shareholder who validly exercises appraisal rights under Section 1701.85 of the ORC shall have such rights as are provided therein.

     The Company's existing Articles, Regulations and By-laws will serve as such documents for the Surviving Corporation. The Board of Directors of Purchaser will be the Surviving Corporation's initial directors. The officers of the Company will be the Surviving Corporation's initial officers.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto. The representations and warranties will not survive the Offer.

     Conduct of Business Pending the Merger. The Company's covenants are standard and include, among others, operating in the ordinary course, engaging in no unusual stock or capital activity and preserving intact its business organization.

     Additional Agreements. Furon covenants not to take any action in violation of the Merger Agreement that would prohibit Furon from effecting the Merger. Promptly after expiration of the Offer, the Company will take all action necessary to convene a shareholders' meeting to vote upon the Merger, if such meeting is required by the ORC. If such a meeting is required for the consummation of the Merger, the Company will prepare and file with the Commission a proxy statement or information statement for such a meeting to vote upon the Merger.

     Stock Options. As soon as practicable, the Company and Furon will take such actions as are required to provide that at the earlier of the purchase of Shares pursuant to the Offer and the Effective Time, each holder of a then outstanding Stock Option whether or not exercisable or subject to Shareholder approval will receive from the Company the difference between the Offer Price and the exercise price of such Stock Option, net of any applicable tax withholding.

     No Solicitation. Except as set forth below, the Company may not, and will direct each officer, director, employee, representative or agent and subsidiary not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any corporation, partnership, company, person or other entity or group (other than Furon, Purchaser, or an affiliate or an associate of Furon or Purchaser) concerning an Acquisition Transaction (as defined below). Notwithstanding the foregoing, the Company may, directly or indirectly, furnish information and access, in each case in response to unsolicited requests therefor, to the same extent permitted to Furon under the Merger Agreement, to any corporation, partnership, company, person or other entity or group, pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such corporation, partnership, person or other entity or group concerning any proposal or offer from any person relating to any direct or indirect acquisition of the Company upon a merger, purchase of assets, purchase of or tender offer for shares of the Company's Common Stock, recapitalization, plan of liquidation or similar transactions involving the Company or any subsidiary (an "Acquisition Transaction"), if the Company's Board of Directors determines in its good faith judgment based on the opinion of the Company's counsel as to its fiduciary duties that a failure to act would be inconsistent with its fiduciary duties. In addition, in the event of such determination by the Company's Board of Directors based upon such opinion of its counsel, the Company may authorize its officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such corporation, partnership, company, person or other entity or group so long as they enter into a confidentiality arrangement substantially in the form of the confidentiality agreement with Furon, dated September 16, 1996, as amended. The Company must promptly notify Furon if it, on or after the date hereof, enters into a confidentiality agreement with any third party in response to any unsolicited request for information and access in connection with a possible Acquisition Transaction involving the Company and such third party. Notwithstanding receipt of any proposal relating to any other Acquisition Transaction, until termination of the Merger Agreement, the Company will continue to comply with its obligations under the Merger Agreement.

     Neither the Board of Directors of the Company nor any committee thereof may
(i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Furon or Purchaser, the approval or recommendation by such Board of Directors or any such committee of the Control Share Acquisition, the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. For purposes of the Merger Agreement, "takeover proposal" means any proposal for an Acquisition Transaction (other than pursuant to the Stock Option plans or the Merger Agreement) and "qualified takeover proposal" means a proposal to acquire all Shares by merger, tender offer or otherwise at a purchase price which includes cash consideration in excess of $24.00 per share, which in the good faith determination of the Board of Directors is reasonably likely to be fully financed. Notwithstanding the first sentence of this paragraph, in the event the Board of Directors of the Company receives a Superior Takeover Proposal (as defined below), the Board of Directors may (subject to the limitations described in this section) withdraw or modify its approval or recommendation of the Control Share Acquisition, the Offer, the Merger Agreement or the Merger, approve or recommend any such Superior Takeover Proposal, enter into a definitive agreement with respect to any such Superior Takeover Proposal or terminate the Merger Agreement in each case at any time if Furon has not increased the Offer Price to an amount at least equal to the consideration offered in any such Superior Takeover Proposal after five business days following Furon's receipt of written notice (a "Notice of Superior Takeover Proposal") advising Furon that the Board of Directors has received a Superior Takeover Proposal. The Company may take any of the foregoing actions pursuant to the preceding sentence only if Purchaser has not accepted for payment the Shares pursuant to the Offer ("Permitted Superior Takeover Actions"). Nothing contained herein prohibits the Company from taking and disclosing to its Shareholders a position contemplated by Rule 14e-2(a) following Furon's receipt of a Notice of Superior Takeover Proposal provided that the Company does not withdraw or modify its position with respect to the Offer or Merger or approve or recommend a takeover proposal. For purposes of the Merger Agreement, a "Superior Takeover Proposal" means a qualified takeover proposal having terms which the Board of Directors of the Company determines in its good faith judgment (based, in part, on advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's Shareholders than the Offer and the Merger.

     Directors' Pensions. Upon Furon's acceptance for payment of Shares pursuant to the Offer, the Company will pay to each of its non-employee directors, in full satisfaction of such director's rights under the Company's Non-Employee Directors Retirement Plan, an amount equal to the retirement benefit earned by such director under such Plan. The aggregate amount of such payments is approximately $126,000.

     Expenses. Except as provided below, all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated. The Company must promptly (in no event later than five business days) pay to Furon a break-up fee equal to $7,965,074:

          (i) at the time of termination if the Merger Agreement is terminated because (a) the Company enters into a definitive agreement relating to any Acquisition Transaction as described above or (b) takes a Permitted Superior Takeover Action; or

          (ii) at the time an Acquisition Transaction is consummated if any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Purchaser, Furon or any of its or their affiliates) becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of at least 20% of any class or series of the Company's capital stock (including the Shares) after November 12, 1996 and prior to its termination (except if the Merger Agreement is terminated by Furon because the Company provided information to a third party as described above) and within one year after the acquisition of such beneficial ownership the Company consummates such Acquisition Transaction with one or more such persons; or

          (iii) at the time an Acquisition Transaction is consummated if any one or more persons makes, directly or indirectly, any proposal respecting such Acquisition Transaction to the Company or the Shareholders after the date of the Merger Agreement and prior to its termination (except if the Merger Agreement is terminated by Furon because the Company provided information to a third party as described above) and the Company and within one year of the making of the acquisition proposal, the Company consummates such Acquisition Transaction with any such person.

     Officers' and Directors' Insurance; Indemnification. Furon will cause the Surviving Corporation to (i) purchase and maintain a directors' and officers' insurance and indemnification policy substantially equivalent to the Company's current policy for all of the Company's current officers and directors for six years after the Effective Time or for such lesser period as can be purchased for a premium not exceeding 200% of the last annual premium paid by the Company for such insurance, (ii) assume the indemnification agreements currently in effect between the Company and each of its directors and certain executive officers; and (iii) maintain in effect the current provisions of the Articles relating to the rights to indemnification for acts and omissions occurring prior to the Effective Time. Furon will indemnify each officer and director of the Company who surrenders Stock Options for cancellation pursuant to the Merger Agreement against any cost of defense arising from claims made against such officer or director under Section 16(b) of the Exchange Act alleging liability to the Company thereunder as a result of the transactions contemplated by the Merger Agreement. Furon will not, and will cause the Surviving Corporation not to, bring any action alleging liability to the Company under Section 16(b) of the Exchange Act as a result of the Merger Agreement's treatment of the Stock Options against any of the Company's officers and directors who surrender Stock Options for cancellation pursuant to the Merger Agreement.

     Employee Benefits. Furon and the Company agree that (i) the Company's employees immediately prior to the Effective Time will be employed by the Surviving Corporation after the Effective Time, except that with respect to employees with employment agreements, Furon will not be obligated to continue employing such employees for any length of time; (ii) the Company's employees will be entitled to the same benefits currently provided to them under the Company's existing benefit plans including its existing severance practices for a period of six months from the date of any purchase pursuant to the Offer; and
(iii) thereafter,
the Company's employees will be eligible to participate in Furon's retirement plans on terms similar to the benefits provided to Furon's similarly situated employees, with credit granted for purposes of eligibility and vesting for prior service with the Company.

     Antitrust Law. The Company, Furon and Purchaser will make all reasonably required filings and submissions under the HSR Act.

     Directors. Once Purchaser owns at least 3,729,961 Shares (representing 60% of the outstanding Shares at November 12, 1996), it will be entitled to request the resignations of up to five of the Company's nine directors and will be entitled to designate new directors to fill the resulting vacancies.

     Employment Agreements. Furon shall cause the Surviving Corporation to assume and continue to be bound by (a) the employment agreements, as amended, between the Company and each of Bradley P. Gould and Michael J. Barilla and (b) the executive employment agreements approved by the Board of Directors of the Company on November 12, 1996, and to be effective upon purchase of Shares by Purchaser pursuant to the Offer, between the Company and each of Georg W. Landsberg, Terry L. Sanborn, Kevin L. Barnett, Alan M. Fermier, Clint R. Lawson, David G. Musgrove, Nigel S. Perry, Alan Upton and Julie A. Reichert.

     Company Option Agreement. The Company has granted to Furon an irrevocable option to purchase up to 753,198 Shares (together with any Rights), which is exercisable upon a Purchase Event at an exercise price equal to the Offer Price. See the description of the Company Option Agreement below.

     Director and Officer Agreements. Each of the Company's directors and officers has entered into an agreement pursuant to which each such person will tender his Shares to the Purchaser pursuant to the Offer or cause the Shares to be sold to the Company promptly following the purchase of Shares by the Purchaser pursuant to the Offer (but is not required to sell earlier than January 2, 1997). The Company shall purchase for an amount equal to the Offer Price, all of the Shares tendered to the Company pursuant to such agreement. Each director and officer also has granted to Purchaser an option with respect to their outstanding Shares which is exercisable upon a Purchase Event (as defined below) at an exercise price equal to the Offer Price. See the description of Director and Officer Agreements below.

     Conditions to Obligation of Each Party to Effect the Merger. Conditions to the obligations of each party to effect the Merger include, (i) the approval and adoption of the Merger Agreement and the Merger by the Company's shareholders if required by the ORC; (ii) the expiration or termination of the applicable HSR Act waiting period; and (iii) the absence of the issuance of a temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger.

     Additional Condition to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the condition that each of Furon and Purchaser shall in all material respects have performed their obligations under the Merger Agreement.

     Additional Conditions to Obligations of Furon and Purchaser. Conditions to the obligations of Furon and Purchaser to effect the Merger include (i) the Company's performance in all material respects of its obligations under the Merger Agreement; (ii) Furon's or Purchaser's purchase of Shares pursuant to the Offer and (iii) the surrender or cancellation of all of the Stock Options. Further, unless Purchaser owns 90% or more of the Shares, Furon and Purchaser will not be obligated to effect the Merger if, among other reasons, there is any change (or any development involving a prospective change) in the business, financial condition or results of operations of the Company or any of its subsidiaries that has had or is reasonably expected to have a material adverse effect upon the Company and its subsidiaries taken as a whole (including changes in conditions, such as economic or political developments, applicable to the business of the Company and its subsidiaries as set forth in the Company's strategic business plan or applicable to the medical device manufacturing and distributing business currently conducted by the Company).

     Termination, Amendment and Waiver. The Merger Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the Shareholders:

          (i) by mutual consent of the Board of Directors of each of Furon, Purchaser and the Company;

          (ii) by either the directors of Purchaser or by the Company (by action of its continuing directors only, following the purchase of shares pursuant to the Offer) if:

             (a) (x) as a result of the failure, occurrence or existence of any of the conditions to the Offer (1) Purchaser has failed to commence the Offer within 15 days following November 12, 1996; or (2) the Offer has terminated or expired in accordance with its terms without Purchaser having accepted for payment any Shares pursuant to the Offer; or (y) Purchaser has not accepted for payment any Shares pursuant to the Offer by 75 days from November 12, 1996 (subject to certain extensions); or

             (b) any governmental entity issues a final order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, the Shares pursuant to the Offer or the Merger; or

             (c) the Merger is not consummated by March 31, 1997.

          (iii) by the directors of Purchaser if (a) no Shares have been purchased pursuant to the Offer by December 31, 1996 or (b) Furon has properly terminated the Offer in accordance with its terms;

          (iv) by the directors of Purchaser if there has been any material breach of a material obligation of the Company and the default is not remedied within five days after receipt of written notice of such breach;

          (v) by the directors of the Company in connection with entering into any definitive agreement relating to any Acquisition Transaction;

          (vi) by the directors of Purchaser if the Company's Board of Directors has (i) exercised its rights to take a Permitted Superior Takeover Action or (ii) provided any information to a third party in response to any unsolicited request in connection with a possible Acquisition Transaction; provided, however, that Purchaser may not terminate the Merger Agreement if, as a result of the Company's receipt of a takeover proposal from a third party, the Company, as required by applicable law, takes and discloses to the Shareholders a position contemplated by Rule 14e-2(a)(2) or (3) promulgated under the Exchange Act with respect to such proposal or the transactions contemplated thereby and if within five business days of taking and disclosing to the Shareholders the aforementioned position the Company publicly reconfirms its recommendation of the Merger Agreement and the transactions contemplated thereby; or

          (vii) by the directors of the Company, if there has been any material breach of a material obligation of Furon or Purchaser under the Merger Agreement and such default is not remedied within five days after receipt of written notice of such breach.

  COMPANY OPTION AGREEMENT

     The following is a summary of the Company Option Agreement, dated as of November 12, 1996, by and between the Company and Furon (the "Company Option Agreement"), a copy of which is filed as an exhibit to the Schedule 14D-1 filed by Purchaser and Furon with the Commission in connection with the Offer. This summary is qualified in its entirety by reference to the Company Option Agreement.

     Grant of Option. Pursuant to the terms and conditions of the Company Option Agreement, the Company granted to Furon an irrevocable option (the "Company Option") to purchase up to 753,198 shares (the "Option Shares") of the Company's Common Stock, $.01 par value, together with any associated Rights, at a purchase price equal to $23.50 per share.

     Exercise of Option. Furon may exercise the Company Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event and prior to termination of the Company Option. A "Purchase Event" means any of the following events:

          (a) any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Furon or any subsidiary of Furon) becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange
     Act), of at least 20% of any class or series of the Company's capital stock (including the Company's Common Stock);

          (b) any one or more persons (other than Furon or any subsidiary of Furon) commences or files a registration statement under the Securities Act of 1933, as amended, with respect to, a tender offer or exchange offer to purchase any shares of the Company's Common Stock such that, upon consummation of such offer, such person would own or control 20% or more of the Company's then outstanding Common Stock and the Company has redeemed its rights under the Rights Agreement or such Rights Agreement has been declared invalid or unenforceable by a court of competent jurisdiction;

          (c) the Company's Board of Directors receives a Superior Takeover Proposal and the Board of Directors or any committee thereof enters into a definitive agreement with respect to a Superior Takeover Proposal;

          (d) the Merger Agreement is terminated by the Company in connection with entering into any definitive agreement relating to any Acquisition Transaction; or

          (e) the Merger Agreement is terminated by the directors of the Purchaser if the Company's Board of Directors has exercised its right to take a Permitted Superior Takeover Action.

     If a Purchase Event has occurred, Furon has the right upon notice (the "Put Notice") to the Company to cause the Company to pay to Furon in consideration for the cancellation of the Company Option a cash amount equal to the difference between the Offer Price and the average per share closing price of shares of the Company's Common Stock on the NASDAQ National Market for the period of five trading days ending on the trading day immediately prior to the Put Notice, multiplied by the number of shares as to which the Company Option remains exercisable. Furon is also entitled to certain registration rights upon the exercise of the Company Option.

     Termination. The Company Option Agreement terminates upon the earliest to occur of (i) the consummation of the transactions contemplated by the Merger Agreement, (ii) 12 months after the first occurrence of a Purchase Event, (iii) upon the delivery by Furon to the Company of a Put Notice or (iv) termination of the Merger Agreement under certain circumstances.

  DIRECTOR AND OFFICER AGREEMENTS

     Purchaser and Furon have entered into agreements (the "Director and Officer Agreements") with each of the directors and officers of the Company with respect to an aggregate of 526,104 Shares owned by them, together with Stock Options to purchase an aggregate of 971,501 shares of the Company's Common Stock. The following is a summary of the material terms contained in each of the Director and Officer Agreements, a form of which is filed as an exhibit to the Schedule 14D-1 filed by Purchaser and Furon with the Commission in connection with the Offer. This summary is qualified in its entirety by reference to such form of the Director and Officer Agreement.

     Tender of Shares. Pursuant to the Director and Officer Agreements, each director and officer has agreed to tender and not withdraw all Shares owned by him or her or to cause such Shares to be sold to the Company promptly after the consummation of the Offer (but is not required to do so before January 2, 1997). Furon and Purchaser have been advised and expect that the directors and officers will sell their Shares to the Company after the consummation of the Offer and therefore will not tender their Shares in the Offer. Each director and officer also has agreed to tender all of his or her Stock Options to the Purchaser or the Company as provided in the Merger Agreement. The Director and Officer Agreement with Mr. C. Craig Waldbillig, the Chairman of the Board of the Company, provides that any Option Shares acquired by Mr. Waldbillig within two years prior to November 12, 1996 will be tendered by him to the Purchaser (or the Company if such tender would not otherwise violate the Articles) at the Effective Time.

     Restrictions on Transfer; No Solicitation. The Director and Officer Agreements also prohibit, among other things, and subject to certain exceptions, certain transfers of the Shares and Stocks Options owned by the director or officer and the solicitation of an acquisition proposal from a third party.

     Option. Each director or officer has granted to Purchaser an exclusive and irrevocable option to purchase all, but not less than all, of such director's or officer's Shares at an exercise price equal to the Offer Price. The Option may be exercised from and after the occurrence of a Purchase Event.

     Additional Payment Under Certain Circumstances. If the Purchaser disposes of any of the Shares acquired upon exercise of the Option (other than in the Merger or the Offer), then the Purchaser must pay to the director or officer the amount, if any, by which the aggregate net proceeds received by the Purchaser exceeds the aggregate price paid by the Purchaser to the director or officer. If the Purchaser has not sold or disposed of all such Shares by November 11, 1997, then the fair market value of the remaining shares will be determined and the Purchaser will pay the amount, if any, by which such fair value exceeds Purchaser's purchase price.

     Termination. The Director and Officer Agreements will terminate upon the occurrence of events similar to those provided in the Company Option Agreement (other than the Put Notice).

11.  PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; OTHER MATTERS

  PURPOSE OF THE OFFER AND THE MERGER

     The purpose of the Offer and the Merger is to enable Purchaser to acquire, in one or more transactions, control of, and the entire equity interest in, the Company. The Offer is intended to increase the likelihood that the Merger will be completed promptly.

  PLANS FOR THE COMPANY

     Furon and Purchaser expect that if Shares are accepted and purchased in the Offer, Purchaser will be merged with and into the Company, which will become Furon's wholly owned subsidiary.

     It is expected that initially following the Merger the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Furon will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as are deemed appropriate under the circumstances then existing. Furon intends to seek additional information about the Company during this period. Thereafter, Furon intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Furon's operations.

  OTHER MATTERS

     Shareholder Approval. Pursuant to the terms of the Company's Articles, the Merger Agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding Shares. The Board of Directors has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under the ORC as described below, the only remaining required corporate action of the Company is the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the issued and outstanding Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the adoption of the Merger Agreement without the affirmative vote of any other Shareholder.

     In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of the Shareholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement, if such action is required by the ORC.

     Board Representation. If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that once Purchaser owns at least 60% of the Company's Shares, it will be entitled to request the resignations of up to five of the Company's nine directors and will be entitled to designate new directors to fill the resulting vacancies. See Section 10. Furon expects that such representation, if exercised, would permit Furon to exert influence over the Company's conduct of its business and operations.

     Short Form Merger. Under the ORC, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the Shares, Purchaser will be able to effect the Merger without a vote of the Shareholders. If, however, Purchaser does not acquire at least 90% of the Shares pursuant to the Offer or otherwise and a vote of the Shareholders is required under the ORC, a significantly longer period of time would be required to effect the Merger.

     Going Private Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to minority shareholders be filed with the Commission and disclosed to minority shareholders prior to consummation of the Merger.

     Ohio Business Combination Law. The Ohio Business Combination Law prohibits certain business combinations and other transactions (each, a "Chapter 1704 Transaction"), such as the Merger, between an issuing public corporation (such as the Company) and any "Interested Shareholder" (defined generally as any person that, directly or indirectly, is entitled to exercise or direct the exercise of 10% or more of the outstanding voting power of a corporation in the election of directors) for a period of three years after the date the person becomes an Interested Shareholder. After such three-year period, a Chapter 1704 Transaction between an issuing public corporation and such Interested Shareholder is prohibited unless either certain "fair price" provisions are complied with or the Chapter 1704 Transaction is approved by certain supermajority shareholder votes. The Ohio Business Combination Law restrictions do not apply to a Chapter 1704 Transaction with an Interested Shareholder if either the acquisition of the corporation's shares that would cause the Interested Shareholder to become an Interested Shareholder, or the Chapter 1704 Transaction, is approved by a resolution of the board of directors of the corporation adopted prior to the date on which the Interested Shareholder became an Interested Shareholder. The Company's Board of Directors has taken appropriate action so that the Ohio Business Combination Law is not applicable to the acquisition of Shares pursuant to the Offer or the Merger. See Section 15.

12.  DIVIDENDS AND DISTRIBUTIONS

     The Company has agreed in the Merger Agreement that it will not issue or sell any Shares prior to the Effective Time other than Shares issuable upon exercise of the Stock Options. The Company has also agreed in the Merger Agreement not to declare or pay any dividends prior to the consummation of the Merger.

13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of Shareholders and could adversely affect the liquidity and market value of the remaining Shares held by the public; if such purchase of Shares satisfies the Minimum Condition, it will adversely affect the liquidity and may therefore adversely affect the market value of the remaining Shares held by the public.

     NASDAQ Quotation. Depending upon the number, aggregate market value and per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards of the NASD for continued inclusion in the NASDAQ National Market, which require that an issuer have at least 200,000 publicly held shares, held by at least 400 shareholders (or 300 shareholders of round lots), with a market value of at least $1,000,000, and have net tangible assets of at least $1,000,000, $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in the NASD's NASDAQ Stock Market (the "NASDAQ Stock Market") with quotations published in the NASDAQ "additional list" or in one of the "local lists," but if the number of Shareholders were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for NASDAQ Stock Market reporting and the NASDAQ Stock Market would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10 percent of the Shares, ordinarily will not be considered as being publicly held for such purpose. The Company has advised Purchaser that as of the close of business on November 12, 1996, there were 6,216,601 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the NASDAQ National Market or in any other tier of the NASDAQ Stock Market and the Shares are no longer included in the NASDAQ National Market or in any other tier of the NASDAQ Stock Market, as the case may be, the market for the Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the NASDAQ Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon the number of Shareholders remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its Shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with Shareholders' meetings and the related requirement of furnishing an annual report to Shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A under the Securities Act of 1933, as amended, may be impaired or eliminated. Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. The Rights are registered under the Exchange Act, but are attached to the Shares and are not currently separately transferable. If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from the NASDAQ National Market and registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

14.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other term of the Offer or the Merger Agreement, Furon and Purchaser will not be required to accept for payment or to pay for any Shares tendered pursuant to the Offer, and, in their good faith discretion, may terminate or amend the Offer, and may postpone the acceptance for payment of Shares pursuant thereto, unless, (i) there have been validly tendered and not withdrawn prior to the expiration of the Offer at least 3,729,961, Shares (representing 60% of the Shares at November 12, 1996), and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer has expired or been terminated. Furthermore, notwithstanding any other terms of the Offer or the Merger Agreement, Furon and Purchaser will not be required to accept for payment or to pay for any Shares not theretofore accepted for payment or paid for, and, in their good faith discretion, may terminate or amend the Offer and may postpone the acceptance for payment of Shares pursuant thereto if, at any time on or after November 12, 1996 and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

          (a) any statute, rule, regulation or order is proposed, enacted, entered or deemed applicable to the Offer or the Merger (i) making the purchase of, or payment for, some or all of the Shares pursuant to the Offer, or the Merger Agreement illegal, or resulting in a material delay in the ability of Furon or Purchaser to accept for payment or pay for some or all of the Shares, or to consummate the Offer or Merger or seeking to obtain from the Company, Furon or Purchaser any damages or other remedy or relief that would have a material adverse effect on the Company and its subsidiaries taken as a whole, (ii) imposing material limitations on the ability of Furon or Purchaser effectively to acquire or hold or to exercise full rights of ownership of the Shares acquired by it, including the right to vote the Shares purchased by it on all matters properly presented to the Shareholders of the Company, (iii) which would require Furon or any direct or indirect subsidiary of Furon to dispose of or hold separate any of the Shares or all or any material portion of the assets or business of the Company and its subsidiaries taken as a whole; or (iv) prohibit or materially limit the ability of Furon or any direct or indirect subsidiary of Furon to own, control or operate the Company, or any of its subsidiaries or all or any material portion of the businesses, operations or assets of the Company and its subsidiaries taken as a whole; or

          (b) any shareholder approval required by Section 1701.831 of the ORC for a Control Share Acquisition by Furon or Purchaser is not obtained, unless the Purchaser determines, in its reasonable discretion, that such
     Section is invalid or inapplicable to the purchase of Shares pursuant to the Offer; or

          (c) any governmental or regulatory action or proceeding by or before any court, government or governmental or regulatory authority, domestic or foreign, shall be threatened, instituted or pending, or any action or proceeding by any other person, domestic or foreign, is instituted or pending, which would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

          (d) the Company has not complied in all material respects with its agreements and covenants in the Merger Agreement, or its representations and warranties in the Merger Agreement, when made or at and as of any time thereafter, are untrue or incomplete in any material respect or Furon becomes aware of any previously undisclosed liability that has a material adverse effect on the Company and its subsidiaries taken as a whole; or

          (e) an offer is publicly proposed to be made or has been made on or after the date of this Offer to Purchase by another person or by a "group" of persons as defined in Section 13(d)(3) of the Exchange Act, individually or in the aggregate, to purchase or exchange for cash or other consideration 20% or more of the Shares, or 20% or more of the Shares have been or are proposed to be acquired by another person or by a group of persons or another person or group of persons enters into a definitive agreement or an agreement in principle with the Company with respect to a merger, consolidation or other business combination transaction with, or an acquisition of a material portion of the assets of, the Company or its subsidiaries; or

          (f) any change (or any development involving a prospective change) occurs in the business, financial condition or results of operations of the Company or any of its subsidiaries that has had or is reasonably expected to have a material adverse effect upon the Company and its subsidiaries as a whole (including changes in conditions, such as economic or political developments, applicable to the business of the Company and its subsidiaries as set forth in the Company's strategic business plan or applicable to the medical device manufacturing and distributing business currently conducted by the Company); or

          (g) there occurs (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,
     (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States,
     (iv) any limitation by any governmental authority on, or any other event which, in the sole judgment of Purchaser, affects the extension of credit by banks or other financial institutions, (v) a material adverse change in the United States exchange rates or a suspension of, or limitation on, the markets therefor, (vi) a decrease of more than 25% in the Dow Jones Industrial Average, or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (h) the Merger Agreement is terminated or amended to provide for the amendment or termination of the Offer;

which, in the good faith discretion of Furon, in any such case regardless of the circumstances (including any action or omission by the Purchaser) giving rise to any such conditions, makes it inadvisable to proceed with such acceptance for payment or payment or makes it advisable to terminate or amend the Offer.

     The foregoing conditions are for the sole benefit of Furon and Purchaser and may be asserted by Furon and Purchaser regardless of the circumstances giving rise to any such conditions or may be waived by Furon or Purchaser in whole or in part, at any time and from time to time in their sole discretion. The failure by Furon or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each right will be deemed an on-going right which may be asserted at any time and from time to time. Any determination by Furon or Purchaser concerning any events described in the above conditions will be final and binding on all parties.

15.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

     General. Except as otherwise disclosed herein, based on a review of publicly available filings by the Company with the Commission and the review of certain information furnished by the Company to Furon and discussions by representatives of Furon with representatives of the Company during Furon's investigation of the Company (see Section 10), neither Purchaser nor Furon is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or the Merger or (ii) except as set forth below, any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that such approval or action would be sought. While Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Furon or that certain parts of the businesses of the Company, Purchaser or Furon might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See
Section 14.

     Antitrust Compliance. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material have been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer and the Merger are subject to such requirements. Furon intends to file its Pre-merger Notification and Report Form with the FTC and the Antitrust Division with respect to the Merger on November 18, 1996.

     Under the provisions of the HSR Act applicable to the Merger, the purchase of Shares pursuant to the Offer and the Merger may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Furon, unless such waiting period is earlier terminated by the FTC or the Antitrust Division. Accordingly, the waiting period with respect to the Offer is expected to expire at 11:59 P.M., New York City time, on December 3, 1996, unless Furon and the Company receive a request for additional information or documentary material. If, within such 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Furon and the Company concerning the Offer, the waiting period would expire at 11:59 P.M., New York City time, on the twentieth calendar day after the date of substantial compliance with such request by Furon and the Company. Thereafter, the waiting period could be extended only by court order or with the consent of Furon and the Company. The additional 20-calendar day waiting period may be terminated sooner by the FTC or the Antitrust Division.

     Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer and the Merger have been satisfied. See Section 14.

     Pursuant to the HSR Act, Furon and the Company intends to request early termination of the waiting period applicable to the Merger. There can be no assurance, however, that such waiting period will be terminated early.

     The Antitrust Division, the FTC, state and foreign antitrust enforcement agencies frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, any such agency could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Purchaser, Furon and/or the Company. Private parties may also bring legal action under the antitrust laws under certain circumstances.

     Based upon an examination of publicly available information relating to the businesses in which Furon, the Company and their respective subsidiaries are engaged, Furon and Purchaser believe that the acquisition of Shares pursuant to the Offer and the Merger would not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result will be. See
Section 14.

     Ohio Business Combination Law. Chapter 1704 of the ORC (the "Ohio Business Combination Law") provides that an issuing public corporation shall not engage in certain business combinations (including mergers) and other transactions (each, a "Chapter 1704 Transaction") with an "Interested Shareholder" (generally, a person entitled to exercise or direct the exercise of 10% or more of the outstanding voting power of the issuing public corporation in the election of directors) for a period of three years following the date such person became an Interested Shareholder. After such three year period, a Chapter 1704 Transaction between an issuing public corporation and such Interested Shareholder is prohibited unless either certain "fair price" provisions are complied with or the Chapter 1704 Transaction is approved by certain supermajority shareholder votes. The Ohio Business Combination Law does not apply if prior to the date such person became an Interested Shareholder, the board of directors of the issuing public corporation approved either the Chapter 1704 Transaction or the purchase of shares which resulted in the Interested Shareholder becoming an Interested Shareholder. The Company's Board of Directors has taken appropriate action so that the Ohio Business Combination Law is not applicable to the acquisition of Shares pursuant to the Offer or the Merger.

     Ohio Control Share Acquisition Law. The Ohio Control Share Acquisition Law provides that unless the articles of incorporation or the regulations of an issuing public corporation provide otherwise, any control share acquisition of such corporation shall be made only with the prior authorization of the shareholders. An "issuing public corporation" is a corporation organized for profit under the laws of Ohio, with 50 or more shareholders, that has its principal place of business, principal executive offices or substantial assets in Ohio, and as to which there is no close corporation agreement in existence. The Company is an issuing public corporation, as so defined.

     A "control share acquisition" means the acquisition, directly or indirectly, by any person of shares of an issuing public corporation that, when added to all other shares of the issuing public corporation in respect of which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after such acquisition, directly or indirectly, alone or with others, to exercise or direct the exercise of the voting power of such issuing public corporation in the election of directors within any of the following ranges: (a) one-fifth or more but less than one-third of such voting power; (b) one-third or more but less than a majority of such voting power; or
(c) a majority or more of such voting power. An acquisition of shares of an issuing public corporation, however, does not constitute a control share acquisition if, among other things, the acquisition is consummated pursuant to a merger or consolidation adopted, or a combination or majority share acquisition authorized, by shareholder vote in compliance with Sections 1701.78 or 1701.83 of the ORC if the issuing public corporation is the surviving or new corporation in the merger or consolidation or is the acquiring corporation in the combination or majority share acquisition.

     Any person who proposes to make a control share acquisition must deliver an "acquiring person statement" to the issuing public corporation, which statement shall include: (a) the identity of the acquiring person, (b) a statement that the acquiring person statement is being delivered pursuant to the Ohio Control Share Acquisition Law, (c) the number of shares of the issuing public corporation owned, directly or indirectly, by such acquiring person, (d) the range of voting power in the election of directors under which the proposed acquisition would, if consummated, fall (i.e., in excess of 20%, 33 1/3% or 50%), (e) a description of the terms of the proposed acquisition and (f) representations of the acquiring person that the acquisition will not be contrary to the law and that such acquiring person has the financial capacity to make the proposed acquisition (including the facts upon which such representations are based).

     Within ten days of receipt of a qualifying acquiring person statement, the directors of the issuing public corporation must call a special shareholders meeting to vote on the proposed acquisition. Unless the acquiring person otherwise agrees, the meeting must be held within 50 days of receipt of such statement. The special meeting cannot be held later than certain other special meetings of shareholders called by the corporation in compliance with the ORC after receipt of a qualifying acquiring person statement.

     The issuing public corporation is required to send a notice of the special meeting as promptly as reasonably practicable to all shareholders of record as of the record date set for such meeting, together with a copy of the acquiring person statement and a statement of the issuing public corporation, authorized by its directors, of its position or recommendation, or that it is taking no position, with respect to the proposed control share acquisition.

     The acquiring person may make the proposed control share acquisition only if (a) at a meeting at which a quorum is present, a majority of the voting power entitled to vote in the election of directors represented (in person or by proxy) at such meeting and a majority of such voting power excluding "Interested Shares," authorize the control share acquisition and (b) such acquisition is consummated, in accordance with the terms so authorized, within 360 days following such authorization. For a quorum to be present, both a majority of the voting power in the election of directors and a majority of the portion of such voting power excluding the voting power excluding "Interested Shares" must be represented at the meeting in person or by proxy. "Interested Shares" means shares as to which any of the following may exercise or direct the exercise of voting power in the election of directors:
(i) an acquiring person, (ii) an officer elected or appointed by the directors of the issuing public corporation or (iii) any employee of the issuing public corporation who is also a director of such corporation. "Interested Shares" also means shares of the issuing public corporation acquired, directly or indirectly, by any person or group for valuable consideration during the period beginning with the date of the first public disclosure of a proposed control share acquisition of the issuing public corporation and ending on the date of any special meeting of the corporation's shareholders held thereafter pursuant to the Ohio Control Share Acquisition Law for the purpose of voting on a control share acquisition proposed by an acquiring person, if either of the following apply: (i) the aggregate consideration paid or otherwise given by the person who acquired the shares, and any other persons acting in concert with it, for all shares exceeds $250,000, or (ii) the number of shares acquired by the person who acquired the shares, and any other persons acting in concert with it, exceeds
 1/2 of 1% of the outstanding shares of the corporation entitled to vote in the election of directors.

     Dissenters' rights are not available to shareholders of an issuing public corporation in connection with the authorization of a control share acquisition.

     Without waiving their right to challenge the validity of all or any part of the Ohio Control Share Acquisition Law or to seek an amendment to the Company's Articles or Regulations opting out of the Ohio Control Share Acquisition Law, and reserving their right to take actions inconsistent with the applicability of the Ohio Control Share Acquisition Law, Furon and Purchaser delivered to the Company on November 12, 1996 an acquiring person statement relating to the Offer. Pursuant to the Ohio Control Share Acquisition Law, the Company's Board of Directors has, with the concurrence of Furon and Purchaser, set Friday, December 13, 1996, as the date of the 831 Meeting.

     Ohio Take-Over Act.  Sections 1707.041, 1707.042, 1707.23 and 1707.26 of
the ORC (collectively, the "Ohio Take-Over Act") regulate tender offers. The Ohio Take-Over Act applies to the purchase of or offer to purchase any equity security of a subject company from a resident of Ohio if, after the purchase, the offeror would directly or indirectly be the beneficial owner of more than 10% of any class of issued and outstanding equity securities of the Company (a "control bid"). A subject company includes an issuer, such as the Company, that either has its principal place of business or principal executive offices located in Ohio or owns or controls assets located in Ohio that have a fair market value of at least one million dollars, and that has more than one thousand beneficial or record equity security holders who reside in Ohio. A subject company, however, need not be incorporated in Ohio. Notwithstanding the definition of subject company contained in the Ohio Take-Over Act, the Ohio Division of Securities (the "Ohio Division"), by rule or an adjudicatory proceeding, may make a determination that an issuer does not constitute a subject company if appropriate review of control bids involving the issuer is to be made by any regulatory authority of another jurisdiction. The Ohio Division has not adopted any rules under this provision.

     The Ohio Take-Over Act prohibits an offeror from making a control bid for securities of a subject company pursuant to a tender offer until the offeror has filed specified information with the Ohio Division. In addition, the offeror is required to deliver a copy of such information to the subject company not later than the offeror's filing with the Ohio Division and to send or deliver such information and the material terms of the proposed offer to all offerees in Ohio as soon as practicable after the offeror's filing with the Ohio Division.

     Within three calendar days of such filing, the Ohio Division may by order summarily suspend the continuation of the control bid if it determines that the offeror has not provided all of the specified information or that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid. If the Ohio Division summarily suspends a control bid, it must schedule and hold a hearing within ten calendar days of the date on which the suspension is imposed and must make its determination within three calendar days after the hearing has been completed but no later than sixteen calendar days after the date on which the suspension is imposed. The Ohio Division may maintain its suspension of the continuation of the control bid if, based upon the hearing, it determines that all of the information required to be provided by the Ohio Take-Over Act has not been provided by the offeror, that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid, or that the control bid is in material violation of any provision of the Ohio securities laws. If, after the hearing, the Ohio Division maintains the suspension, the offeror has the right to correct the disclosure and other deficiencies identified by the Ohio Division and to reinstitute the control bid by filing new or amended information pursuant to the Ohio Take-Over Act.

     Purchaser and Furon are not aware of any judicial decision with respect to the constitutionality of the Ohio Take-Over Act, as amended in April 1990. Without prejudice to their position that such Act is unconstitutional or conceding its applicability to the Offer, Furon and Purchaser are filing with the Ohio Division the information specified by the Ohio Take-Over Act, together with a copy of the Schedule 14D-1 relating to the Offer.

     Other State Laws. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the Indiana Control Share Acquisition Act was constitutional. Such Act, by its terms, is applicable only to corporations that have a substantial number of shareholders in Indiana and are incorporated there. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer and the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

     Foreign Laws. Purchaser understands that the Company and its subsidiaries own property and conduct business in a number of foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of these foreign countries may require the filing of information with, or obtaining the approval of, governmental authorities therein. After commencement of the Offer, Purchaser will seek further information regarding the applicability of any such laws and currently intends to take such action as they may require. However, Purchaser has no present intention to delay the acceptance for payment of or the payment for Shares pursuant to the Offer pending the completion of such filings and the obtaining of such approvals. Such governments might attempt to impose additional conditions on the Company's operations conducted in such countries as a result of the acquisition of Shares pursuant to the Offer. There can be no assurance that Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after the purchase of Shares pursuant to the Offer. If any action is taken prior to completion of the Offer by any such government which, directly or indirectly (i) prohibits, or imposes any material limitations, other than limitations generally affecting the industries in which the Company and Furon conduct their business, on, Furon's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of the Company's businesses or assets as a whole, or compels Furon or the Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Furon in each case taken as a whole, (ii) prohibits, or makes illegal, the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer; the

Merger or the other transactions contemplated by the Merger Agreement, (iii) results in a material delay in the ability of Purchaser or renders Purchaser unable, to accept for payment, pay for or purchase a material amount of the Shares, or (iv) imposes material limitations on the ability of Purchaser or Furon effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's Shareholders, Purchaser will not be obligated to accept for payment or pay for any Shares which are tendered. See
Section 14.

16.  FEES AND EXPENSES

     Except as set forth below, neither Furon nor Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Dean Witter Reynolds Inc. is acting as financial adviser and is acting as the Dealer Manager in connection with the Offer and is acting as financial advisor to Furon in connection with its effort to acquire the Company. Furon has agreed to pay the Dealer Manager 3/4ths of one percent of the transaction value of the acquisition of the Company in consideration for its services. Furon will pay the Dealer Manager a retainer of $250,000 which will be credited against such fee. Furon has also agreed to reimburse the Dealer Manager from time to time, upon request, for certain out-of-pocket expenses incurred by the Dealer Manager in connection with its activities as the Dealer Manager. The Dealer Manager has rendered various investment banking and other advisory services to Furon and its affiliates in the past and is expected to continue to render such services, for which it has received and will continue to receive customary compensation from Furon and its affiliates.

     Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact Shareholders by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee Shareholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     In addition, The Bank of New York has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

17.  MISCELLANEOUS

     Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If Purchaser becomes aware of any valid statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Shareholders in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     Furon and Purchaser have filed with the Commission a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"), together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in
Section 7 above (except that they will not be available at the regional offices of the Commission). The Company's recommendation with respect to the Offer and other information required to be disseminated to Shareholders pursuant to Rule 14d-9 is contained in the Company's Schedule 14D-9, which is being mailed to Shareholders herewith and which has been filed by the Company with the Commission.

     No person has been authorized to give any information or make any representation on behalf of Furon or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          FCY, INC.

November 15, 1996

                                   SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF FURON AND PURCHASER

     1. Directors and Executive Officers of Furon. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Furon. The principal address of Furon and the current business address for each individual listed below is 29982 Ivy Glenn Drive, Laguna Niguel, California. Each of the individuals listed below is a citizen of the United States.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             NAME                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------   ------------------------------------------------------------
J. Michael Hagan..............   Chairman of the Board of Furon. Mr. Hagan has been employed by Furon since 1967, serving as a Director and President
                                 from 1980 to June 1991 when he was appointed Chairman of the
                                 Board. Mr. Hagan is also a Director of Freedom
                                 Communications, Inc. and Ameron, Inc.
Terrence A. Noonan............   President and Director of Furon. Mr. Noonan has been the
                                 President of Furon since June 1991 and was elected as a
                                 Director in August 1991. From 1989 to June 1991, he served as an Executive Vice President in charge of various
                                 operations. He joined Furon in 1987 as a Vice President,
                                 having previously served since 1980 as a Group General
                                 Manager of Eaton Corporation, a diversified manufacturing
                                 company.
Monty A. Houdeshell...........   Vice President, Chief Financial Officer and Treasurer of
                                 Furon. Mr. Houdeshell joined Furon in 1988 as Vice
                                 President, Chief Financial Officer and Treasurer and also
                                 served as Secretary from 1988 to February 1991. From 1985 to
                                 1988, Mr. Houdeshell served as Vice President, Chief
                                 Financial Officer and Treasurer of Oak Industries, Inc., a
                                 manufacturer of electronic components and controls.
Peter Churm...................   Director of Furon. Mr. Churm has rendered management
                                 consulting services to Furon since his retirement on
                                 February 1, 1992. Mr. Churm was named Chairman Emeritus of the Board of Directors in June 1991, having previously
                                 served as Chairman of the Board of Furon from 1980 to June
                                 1991 and as President from 1963 to 1980. Mr. Churm also is a director of CKE Restaurants, Inc. and Diedrich Coffee, Inc.
H. David Bright...............   Director of Furon. Mr. Bright currently is retired. Prior to his retirement in 1989, he served as Chairman of the Board of National Education Corporation, a training and
                                 educational publishing company, from 1988 to 1989, and as
                                 President and Chief Executive Officer from 1981 through
                                 1988. Mr. Bright is a member of the Board of Trustees of
                                 Marquette University.
Cochrane Chase................   Director of Furon. Mr. Chase currently is retired. Prior to his retirement in 1988, he served for 21 years as Chairman of the Board of Cochrane Chase, Livingston & Company, Inc.,
                                 an advertising, marketing and public relations firm.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             NAME                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------   ------------------------------------------------------------
William D. Cvengros...........   Director of Furon. Mr. Cvengros has served as President,
                                 Chief Executive Officer and a director of PIMCO Advisors
                                 L.P., a publicly traded investment management firm, since
                                 November 1994. Previously, he served since 1990 as the Vice
                                 Chairman and Chief Investment Officer of Pacific Mutual Life
                                 Insurance Company, a life insurance and investment company.
                                 He joined Pacific Mutual in 1972, and was elected Vice
                                 President in 1982, Senior Vice President in 1985 and
                                 Executive Vice President in 1986.
Bruce E. Ranck................   Director of Furon. Mr. Ranck has served as a director since
                                 March 1990 and the President and Chief Executive Officer
                                 since October 1995 of Browning-Ferris Industries, Inc., a
                                 waste services provider. He had served as President and
                                 Chief Operating Officer since November 1991 and Executive
                                 Vice President (Solid Waste Operations -- North America)
                                 from October 1989 to November 1991, having previously served as a Regional Vice President for more than five years. Mr.
                                 Ranck also is a director or trustee of several educational and charitable organizations.
William C. Shepherd...........   Director of Furon. Mr. Shepherd has been the Chairman of the
                                 Board since January 1996 and the President and Chief
                                 Executive Officer since January 1992 of Allergan, Inc., a
                                 global provider of specialty therapeutic products. Mr.
                                 Shepherd joined Allergan in 1966, has served as a director since 1984 and was President and Chief Operating Officer
                                 from 1984 to 1992. He also is a director of Ligand
                                 Pharmaceuticals Incorporated and Allergan Ligand Retinoid
                                 Therapeutics, Inc., as well as the Orange County Performing
                                 Arts Center, the National Children's Eye Care Foundation and
                                 the Pharmaceutical Partners for Better Health Care.
R. David Threshie.............   Director of Furon. Mr. Threshie has served since 1979 as
                                 Publisher and Chief Executive Officer of the Orange County
                                 Register, a division of Freedom Communications, Inc., an
                                 integrated communications company.

     2. Directors and Executive Officers of Purchaser. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and officer of Purchaser. Each person identified below has held his position since the formation of Purchaser on November 8, 1996. The principal address of Purchaser and the current business address for each individual listed below is 29982 Ivy Glenn Drive, Laguna Niguel, California. Each of the individuals listed below is a citizen of the United States.

  NAME AND CURRENT BUSINESS              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
           ADDRESS                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------   ------------------------------------------------------------
Donald D. Bradley.............   Director and Secretary of Purchaser. Mr. Bradley joined
                                 Furon in June 1990 as Senior Attorney and Assistant
                                 Secretary and was named Corporate Secretary in February 1991 and General Counsel in February 1992. Previously, he was a
                                 Special Counsel with O'Melveny & Myers LLP, an international law firm with which he had been associated since 1982.
Monty A. Houdeshell...........   President and Treasurer of Purchaser. Mr. Houdeshell joined
                                 Furon in 1988 as Vice President, Chief Financial Officer and
                                 Treasurer and also served as Secretary from 1988 to February
                                 1991. From 1985 to 1988, Mr. Houdeshell served as Vice
                                 President, Chief Financial Officer and Treasurer of Oak
                                 Industries, Inc., a manufacturer of electronic components
                                 and controls.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each Shareholder or such Shareholder's broker, dealer, bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

           By Mail:                   By Facsimile Transmission:          By Hand or Overnight Courier:
      Tender & Exchange            (For Eligible Institutions Only)             Tender & Exchange
          Department                        (212) 815-6213                          Department
        P.O. Box 11248                                                          101 Barclay Street
    Church Street Station             For Information Telephone:            Receive and Deliver Window
New York, New York 10286-1248               (800) 507-9357                   New York, New York 10286

     Questions and requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                                     [LOGO]
                                156 Fifth Avenue
                            New York, New York 10010
                                 (212) 929-5500

                      The Dealer Manager for the Offer is:

                                     [LOGO]
                       Two World Trade Center, 65th Floor
                            New York, New York 10048
                                 (212) 392-9000